Calculation of Filing Fee Tables
S-8
SIRIUS XM HOLDINGS INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	7,200,000	$ 29.96	$ 215,712,000.00	0.0001381	$ 29,789.83
Total Offering Amounts:						$ 215,712,000.00		$ 29,789.83
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 29,789.83
Offering Note
[1]	1.a. The registration statement covers a maximum aggregate of 7,200,000 shares of the common stock, par value $0.001 per share ("Common Stock"), of Sirius XM Holdings Inc. (the "Company") approved for issuance under the Sirius XM Holdings Inc. 2024 Long-Term Stock Incentive Plan, as amended (the "LTIP"). 1.b. Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices per share of the Common Stock of the Company reported on the Nasdaq Global Select Market on July 24, 2026. 1.c. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares which may be offered and issued under the LTIP to prevent dilution resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources